Exhibit 99.1
For Immediate News Release
February 3, 2021

AVALONBAY COMMUNITIES, INC. ANNOUNCES 2020 OPERATING RESULTS
AND INITIAL 2021 FINANCIAL OUTLOOK

(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders for the three months ended December 31, 2020 was $341,128,000. This resulted in an increase in Earnings per Share – diluted (“EPS”) for the three months ended December 31, 2020 of 103.3% to $2.44 from $1.20 for the prior year period, primarily attributable to an increase in gain on sale of real estate and depreciation expense, partially offset by a decrease in Established Community NOI, as detailed in the table below.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended December 31, 2020 decreased 18.9% to $1.93 from $2.38 for the prior year period. Core FFO per share (as defined in this release) for the three months ended December 31, 2020 decreased 16.9% to $2.02 from $2.43 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended December 31, 2020 to its results for the prior year period:

Q4 2020 Results Compared to Q4 2019
	Per Share (1)
	EPS	FFO	Core FFO
Q4 2019 per share reported results	$1.20	$2.38	$2.43
Established Community NOI (2)	(0.39)	(0.39)	(0.39)
Development and Other Stabilized Community NOI	0.03	0.03	0.03
Capital markets and transaction activity	—	—	(0.03)
Joint venture income	(0.02)	(0.02)	(0.02)
Overhead and other	(0.10)	(0.10)	—
Income taxes	0.03	0.03	—
Gain on sale of real estate and depreciation expense	1.69	—	—
Q4 2020 per share reported results	$2.44	$1.93	$2.02

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Definitions and Reconciliations, table 2.
(2) Established Community uncollectible residential and commercial lease revenue increased $0.12 over the prior year period.

For the year ended December 31, 2020, EPS increased 4.6% to $5.89 from $5.63 for the prior year, FFO per share decreased 8.0% to $8.45 from $9.18 for the prior year, and Core FFO per share decreased 7.0% to $8.69 from $9.34 for the prior year.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the year ended December 31, 2020 to its results for the prior year:

Full Year 2020 Results
Comparison to Full Year 2019

	Per Share (1)
	EPS	FFO	Core FFO

2019 per share reported results	$5.63	$9.18	$9.34
Established Community NOI (2)	(0.69)	(0.69)	(0.68)
Development and Other Stabilized Community NOI	0.26	0.26	0.26
Capital markets and transaction activity	(0.16)	(0.18)	(0.15)
Joint venture income	(0.06)	(0.06)	(0.06)
Overhead and other	(0.18)	(0.18)	(0.02)
Income taxes	0.12	0.12	—
Gain on sale of real estate and depreciation expense	0.97	—	—
2020 per share reported results	$5.89	$8.45	$8.69

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Definitions and Reconciliations, table 2.
(2) Established Community uncollectible residential and commercial lease revenue increased $0.32 over the prior year.

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Established Communities Operating Results for the Three Months Ended December 31, 2020 Compared to the Prior Year Period

For Established Communities, total revenue decreased $46,103,000, or 8.7%, to $485,961,000. Residential and commercial uncollectible lease revenue contributed $16,613,000 of this decrease, comprised of $11,217,000 for residential and $5,396,000 for commercial. Operating expenses for Established Communities increased $8,614,000, or 5.8%, to $157,359,000. NOI for Established Communities decreased $54,717,000, or 14.3%, to $328,602,000.

Rental revenue for Established Communities decreased 8.6%, as detailed in the following table:

Established Communities Change in Rental Revenue
Q4 2020 Compared to Q4 2019
Residential rental revenue
Lease rates	(2.2)%
Concessions and other discounts	(1.7)%
Economic occupancy	(1.6)%
Other rental revenue	—%
Uncollectible lease revenue (1)	(2.1)%
Total residential rental revenue	(7.6)%
Commercial rental revenue (2)	(1.0)%
Total Established Communities change in rental revenue	(8.6)%

(1) Uncollectible lease revenue increased $11,217,000 over the prior year period to $14,346,000, or 2.87% of total residential revenue, as compared to 0.59% of total residential revenue for the prior year period.

(2) Consists primarily of $5,766,000 of recognized uncollectible commercial lease revenue, of which $4,567,000 represents the write-off of straight line rent receivables.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the three months ended December 31, 2020 compared to the three months ended December 31, 2019 :

Q4 2020 Compared to Q4 2019
Rental Revenue (1)			Opex (2)		% of NOI (3)
	Residential	Commercial		NOI
New England	(6.3)%	(0.7)%	4.0%	(12.4)%	14.7%
Metro NY/NJ	(6.1)%	(1.4)%	2.8%	(11.8)%	22.8%
Mid-Atlantic	(7.1)%	(0.3)%	7.8%	(13.2)%	15.5%
Pacific NW	(5.9)%	(3.0)%	13.1%	(17.6)%	6.1%
No. California	(12.3)%	(0.7)%	7.1%	(19.0)%	18.8%
So. California	(7.2)%	(1.1)%	6.4%	(14.1)%	20.0%
Expansion Mkts	0.9%	—%	3.3%	(0.9)%	2.1%
Total	(7.6)%	(1.0)%	5.8%	(14.3)%	100.0%

(1) Represents the change as a percent of total rental revenue. See full release for additional detail.
(2) See full release for discussion of variances.
(3) Represents % of total NOI for Q4 2020, including amounts related to communities that have been sold or that are classified as held for sale.

Established Communities Operating Results for the Year Ended December 31, 2020 Compared to the Prior Year

For Established Communities, total revenue decreased $78,971,000, or 3.7%, to $2,028,317,000. Residential and commercial uncollectible lease revenue contributed $43,970,000 of this decrease, comprised of $33,768,000 for residential and $10,202,000 for commercial. Operating expenses for Established Communities increased $17,424,000, or 2.9%, to $621,412,000. NOI for Established Communities decreased $96,395,000, or 6.4%, to $1,406,905,000.

Rental revenue for Established Communities decreased 3.7%, as detailed in the following table:

Established Communities Change in Rental Revenue
Full Year 2020 Compared to Full Year 2019
Residential rental revenue
Lease rates	0.5%
Concessions and other discounts	(0.7)%
Economic occupancy	(1.3)%
Other rental revenue	(0.1)%
Uncollectible lease revenue (1)	(1.6)%
Total residential rental revenue	(3.2)%
Commercial rental revenue (2)	(0.5)%
Total Established Communities change in rental revenue	(3.7)%

(1) Uncollectible lease revenue increased $33,768,000 over the prior year to $44,829,000, or 2.18% of total residential revenue, as compared to 0.53% of total residential revenue for the prior year.
(2) Consists primarily of $11,157,000 of recognized uncollectible commercial lease revenue, of which $5,514,000 represents the write-off of straight line rent receivables.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the year ended December 31, 2020 compared to the year ended December 31, 2019:

Full Year 2020 Compared to Full Year 2019
Rental Revenue (1)			Opex (2)		% of NOI (3)
	Residential	Commercial		NOI
New England	(1.7)%	(0.3)%	3.6%	(4.8)%	14.5%
Metro NY/NJ	(3.6)%	(0.7)%	1.3%	(6.7)%	22.2%
Mid-Atlantic	(2.6)%	(0.3)%	2.7%	(5.2)%	15.5%
Pacific NW	(1.8)%	(1.4)%	7.8%	(7.4)%	6.3%
No. California	(4.5)%	(0.3)%	3.5%	(7.3)%	19.8%
So. California	(3.5)%	(0.7)%	2.8%	(7.1)%	19.8%
Expansion Mkts	(0.6)%	—%	0.7%	(1.5)%	1.9%
Total	(3.2)%	(0.5)%	2.9%	(6.4)%	100.0%

(1) Represents the change as a percent of total rental revenue. See full release for additional detail.
(2) See full release for discussion of variances.
(3) Represents % of total NOI for Full Year 2020, including amounts related to communities that have been sold or that are classified as held for sale.

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COVID-19 Operational Update

Established Communities Collections Update

The following table provides an update for residential revenue collections for Established Communities for Q2 2020 through Q4 2020 as of each respective quarter end, as well as through January 31, 2021 for the periods presented. Collected residential revenue represents the portion of apartment base rent charged to residents and other rentable items, including parking and storage rent, along with pet and other fees in accordance with residential leases, that has been collected ("Collected Residential Revenue"), and excludes transactional and other fees.

Established Communities Collections (1)
	Collected Residential Revenue
	At quarter end (2)	At January 31, 2021 (3)(4)
Q2 2020	95.4%	98.1%
Q3 2020	95.2%	97.1%
Q4 2020	94.8%	95.9%

(1) Collections presented reflect the Company’s Established Communities as of December 31, 2020 and excludes commercial revenue, which was 0.7% and 1.2% of the Company's 2020 and 2019 Established Communities' total revenue, respectively.

(2) The Collected Residential Revenue percentage as of June 30, 2020 for Q2 2020, September 30, 2020 for Q3 2020 and December 31, 2020 for Q4 2020, respectively.
(3) The percentage of Collected Residential Revenue as of January 31, 2021.
(4) Collected Residential Revenue for January 2021 as of January 31, 2021 was 92.9%, which is 94.9% of the AVB Residential Benchmark.

For further discussion of collection rates and limitations on use of this data, see Definitions and Reconciliations.

The ongoing impact from COVID-19 on the Company's consolidated results of operations will be affected by the duration and severity of the pandemic, and how quickly and to what extent normal economic and operating conditions resume. Because of these factors, the Company's historical results, including results for the three months and year ended December 31, 2020 and information through February 3, 2021, may not be indicative of results for future periods.

Development Activity

During the three months ended December 31, 2020, the Company completed the development of four consolidated apartment communities:

•Avalon Marlborough II, located in Marlborough, MA;
•Avalon Towson, located in Towson, MD;
•Avalon Walnut Creek II, located in Walnut Creek, CA; and
•Avalon Doral, located in Doral, FL.

These communities contain an aggregate of 1,044 apartment homes and were constructed for a Total Capital Cost of $385,000,000.

During the three months ended December 31, 2020, the Company started the construction of three consolidated apartment communities:

•Avalon Harbor Isle, located in Island Park, NY;
•Avalon Easton II, located in Easton, MA; and
•Avalon Somerville Station, located in Somerville, NJ.

These communities are expected to contain an aggregate of 591 apartment homes and are expected to be developed for an aggregate estimated Total Capital Cost of $221,000,000.

During the year ended December 31, 2020, the Company completed the development of eight consolidated communities containing an aggregate of 2,095 apartment homes for an aggregate Total Capital Cost of $777,000,000. During the year ended December 31, 2020, the Company started the construction of three consolidated apartment communities and one unconsolidated apartment community.

At December 31, 2020, the Company had 16 consolidated Development Communities under construction that in the aggregate are expected to contain 5,128 apartment homes and 62,000 square feet of commercial space. Estimated Total Capital Cost at completion for these Development Communities is $1,951,000,000. As of December 31, 2020, the Company has an estimated remaining Total Capital Cost of $559,000,000 to invest over the next several years on the 16 Development Communities under construction and recently completed Development Communities.

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At December 31, 2020, the Company had two Unconsolidated Development Communities under construction that in the aggregate are expected to contain 803 apartment homes and 56,000 square feet of commercial space. Estimated Total Capital Cost at completion for these Unconsolidated Development Communities is $386,000,000, with an estimated remaining equity investment of the Company of $38,400,000 after expected loan proceeds as of December 31, 2020. See the full release for further discussion.

During the three months ended December 31, 2020, the Company acquired three land parcels for future development, for an aggregate investment of $77,350,000.

Disposition Activity

Consolidated Apartment Communities

During the three months ended December 31, 2020, the Company sold six wholly-owned operating communities:

•Avalon Somerset, located in Somerset, NJ;
•Eaves San Rafael, located in San Rafael, CA;
•Avalon Cohasset, located in Cohasset, MA;
•Avalon Wilton on Danbury Rd, located in Wilton, CT;
•Avalon Stratford, located in Stratford, CT; and
•Eaves Diamond Heights, located in San Francisco, CA.

In aggregate, the six communities contain 1,242 apartment homes and were sold for $444,100,000, resulting in a gain in accordance with GAAP of $249,122,000 and an Economic Gain of $160,460,000.

In January 2021, the Company sold eaves Stamford, a wholly-owned operating community, located in Stamford, CT, that contains 238 apartment homes, for $72,000,000.

During the year ended December 31, 2020, the Company sold nine wholly-owned operating communities containing an aggregate of 1,817 apartment homes. These assets were sold for $627,750,000 and a weighted average Initial Market Cap Rate of 4.4%, resulting in a gain in accordance with GAAP of $340,444,000 and an Economic Gain of $210,701,000.

During the three months and year ended December 31, 2020, the Company sold 11 and 70 of the 172 residential condominiums at The Park Loggia, located in New York, NY, for gross proceeds of $33,860,000 and $216,372,000, respectively. At December 31, 2020, 69% of the 66,000 square feet of commercial space has been leased. In addition, subsequent to quarter end and through the date of this release, the Company sold three residential condominiums for gross proceeds of $5,940,000

Liquidity and Capital Markets

At December 31, 2020, the Company did not have any borrowings outstanding under its $1,750,000,000 unsecured credit facility, and had $313,532,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the fourth quarter of 2020 was 5.4 times and Unencumbered NOI (as defined in this release) was 94%.

During the year ended December 31, 2020, the Company had the following debt activity:

•In public offerings under its existing shelf registration statement, the Company issued (i) $700,000,000 principal amount of unsecured notes for net proceeds of $694,701,000, maturing in March 2030 and with a 2.30% coupon and an effective interest rate of 2.68%, including the impact of an interest rate hedge and offering costs and (ii) $600,000,000 principal amount of unsecured notes for net proceeds of $593,430,000, maturing in January 2031 with a 2.45% coupon and an effective interest rate of 2.65%, including the impact of an interest rate hedge and offering costs.

•The Company borrowed $51,000,000 under a mortgage note with a maturity date of March 2027 and a contractual interest rate of 2.38%, in conjunction with the refinancing of $50,616,000 of secured indebtedness that had a contractual interest rate of 3.08%.

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•The Company repaid (i) $400,000,000 principal amount of its 3.625% unsecured notes in advance of the October 2020 scheduled maturity and (ii) $250,000,000 principal amount of its 3.95% unsecured notes in advance of the January 2021 scheduled maturity. In conjunction with these repayments, the Company recognized a loss on debt extinguishment of $9,170,000 composed of prepayment penalties and the non-cash write-off of unamortized deferred financing costs.

•The Company repaid $300,000,000 principal amount of its variable rate unsecured notes at par in advance of the January 2021 scheduled maturity.

•The Company repaid $67,904,000 principal amount of 4.18% fixed rate debt secured by Avalon Hoboken at par in advance of its December 2020 maturity date.

Stock Repurchase Program

In July 2020, the Company’s Board of Directors approved a new stock repurchase program under which the Company may acquire shares of its common stock in open market or negotiated transactions up to an aggregate purchase price of $500,000,000. This authority may be exercised from time to time in the Company’s discretion and in such amounts as market conditions warrant. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, market conditions and other corporate liquidity requirements and priorities. The stock repurchase program does not have an expiration date and may be suspended or terminated at any time without prior notice. The Company intends that funds used for the stock repurchase program will be matched over time with the proceeds from sales of existing apartment communities and in some cases with newly issued debt, but initially may be funded from existing cash balances, retained cash flow and/or the Company's line of credit.

Under this program, during the three months and year ended December 31, 2020, the Company repurchased 313,057 shares of common stock at an average price of $148.25 per share and 1,225,790 shares of common stock at an average price of $149.99 per share, respectively.

First Quarter 2021 Financial Outlook

The following presents a summary of the Company's financial outlook for 2021, further details for which are provided in the full release.

For its first quarter 2021 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Q1 2021
	Low		High
Projected EPS	$0.91	-	$1.01
Projected FFO per share	$1.81	—	$1.91
Projected Core FFO per share	$1.85	—	$1.95

(1) See Definitions and Reconciliations, table 7, for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

First Quarter Conference Schedule

Management is scheduled to present at Citi's Global Property CEO Conference from March 8 - 11, 2021. During this conference, management may discuss the Company's current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook; portfolio strategy and other business and financial matters affecting the Company. Details on how to access a webcast of the Company's presentation will be available in advance of the conference event on the Company's website at http:// www.avalonbay.com/events.

Other Matters

The Company will hold a conference call on February 4, 2021 at 1:00 PM ET to review and answer questions about this release, its fourth quarter 2020 results and 2021 outlook, the Attachments (described below) and related matters. To participate on the call, dial 800-458-4121 and use conference id: 1919406.

To hear a replay of the call, which will be available from February 4, 2021 at 6:00 PM ET to February 11, 2021 at 6:00 PM ET, dial 888-203-1112 and use conference id: 1919406. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least seven days following the call.

Copyright © 2021 AvalonBay Communities, Inc. All Rights Reserved

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://investors.avalonbay.com/email_notification.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on February 4, 2021.

About AvalonBay Communities, Inc.

As of December 31, 2020, the Company owned or held a direct or indirect ownership interest in 291 apartment communities containing 86,025 apartment homes in 11 states and the District of Columbia, of which 18 communities were under development and one community was under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and Northern and Southern California, as well as in the Company's expansion markets consisting of Southeast Florida and Denver, Colorado (the "Expansion Markets"). More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Vice President of Investor Relations, at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include those related to the COVID-19 pandemic, about which there are many uncertainties, including (i) the duration and severity of the pandemic, (ii) the effectiveness and timing of the vaccine availability and (iii) the effect on the multifamily industry and the general economy of measures taken by businesses and the government to prevent the spread of the novel coronavirus and relieve economic distress of consumers, such as governmental limitations on the ability of multifamily owners to evict residents who are delinquent in the payment of their rent. The adverse impact over the long-term of the pandemic on our business, results of operations, cash flows and financial condition could be material. In addition, the effects of the pandemic are likely to heighten the following risks, which we routinely face in our business: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, landlord-tenant laws, including the adoption of new rent control regulations, and other economic or regulatory conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic; and the timing and net proceeds of condominium sales may not equal our current expectations. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements (and which risks may also be heightened because of the COVID-19 pandemic) appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial
Copyright © 2021 AvalonBay Communities, Inc. All Rights Reserved

Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2021 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.
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Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined, reconciled and further explained on Attachment 14, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 14 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only the following definitions and reconciliations.

AVB Residential Benchmark represents the average monthly revenue collections as a percentage of amounts billed for the referenced day of the month for the period from April 2019 to March 2020.

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Development Communities are consolidated communities that are either currently under construction, or were under construction and were completed during the current year. These communities may be partially or fully complete and operating.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for disposed communities is based on their respective final settlement statements. A reconciliation of the aggregate Economic Gain to the aggregate gain on sale in accordance with GAAP for the wholly-owned operating communities disposed of during the year ended December 31, 2020 is presented elsewhere in the full release.

Established Communities are consolidated communities in the markets where the Company has a significant presence, including the Company's Expansion Markets of Southeast Florida and Denver, Colorado, and where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2020 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2019, are not conducting or are not probable to conduct substantial redevelopment activities and are not held for sale or probable for disposition within the current year.

Established Communities Collections are the collection rates based on individual resident and commercial tenant activity as reflected in the Company’s property management systems, and are presented to provide information about collections trends during the COVID-19 pandemic. Prior to the COVID-19 pandemic, the collections information provided was not routinely produced for internal use by senior management or publicly disclosed by the Company, and is a result of analysis that is not subject to internal controls over financial reporting. This information is not prepared in accordance with GAAP, does not reflect GAAP revenue or cash flow metrics, may be subject to adjustment in preparing GAAP revenue and cash flow metrics at the end of the three months and year ended December 31, 2020. Additionally, this information should not be interpreted as predicting the Company’s financial performance, results of operations or liquidity for any period.

EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods.  A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

TABLE 1
Q4
2020
Net income	$341,114
Interest expense, net (1)	51,589
Income tax benefit	(2,178)
Depreciation expense	177,823
EBITDA	$568,348

Gain on sale of communities	(249,106)
Joint venture EBITDAre adjustments (2)	3,294
EBITDAre	$322,536

Gain on other real estate transactions	(112)
Business interruption insurance proceeds	—
Advocacy contributions	5,484
Severance related costs	27
Development pursuit write-offs and expensed transaction costs, net	7,907
Gain on for-sale condominiums	(39)
For-sale condominium marketing, operating and administrative costs	1,650
Asset management fee intangible write-off	—
Legal settlements	455
Core EBITDAre	$337,908

(1) Includes gains and losses on extinguishment of debt and interest rate contracts, if applicable.
(2) Includes joint venture interest, taxes, depreciation, gain on dispositions of depreciated real estate and impairment losses, if applicable, included in net income.

FFO and Core FFO are considered by management to be supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by NAREIT. FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. By excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating and financial performance of a company’s real estate between periods or as compared to different companies. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered by us to be part of our core business operations, Core FFO can help one compare the core operating and financial performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

TABLE 2
	Q4	Q4	Full Year	Full Year
	2020	2019	2020	2019
Net income attributable to common stockholders	$341,128	$167,650	$827,630	$785,974
Depreciation - real estate assets, including joint venture adjustments	176,840	171,314	704,331	666,563
Distributions to noncontrolling interests	12	12	48	46
Gain on sale of unconsolidated entities holding previously depreciated real estate	—	(5,788)	(5,157)	(5,788)
Gain on sale of previously depreciated real estate	(249,106)	(256)	(340,444)	(166,105)
FFO attributable to common stockholders	268,874	332,932	1,186,408	1,280,690

Adjusting items:
Joint venture losses	289	87	375	87
Business interruption insurance proceeds	—	(527)	(385)	(1,441)
Lost NOI from casualty losses covered by business interruption insurance	—	265	48	675
Loss on extinguishment of consolidated debt	—	—	9,333	602
Gain on interest rate contract	(2,894)	—	(2,894)	—
Advocacy contributions	5,484	50	8,558	50
Severance related costs	27	60	2,142	2,327
Development pursuit write-offs and expensed transaction costs, net (1)	7,907	2,093	11,443	3,782
Gain on for-sale condominiums (2)	(39)	—	(8,213)	—
For-sale condominium marketing, operating and administrative costs (2)	1,650	1,286	5,662	3,812
For-sale condominium imputed carry cost (3)	2,304	4,121	11,317	6,351
Gain on other real estate transactions	(112)	(65)	(440)	(439)
Legal settlements (4)	455	(2,221)	490	(6,292)
Income tax (benefit) expense (5)	(2,178)	1,825	(3,247)	13,003
Core FFO attributable to common stockholders	$281,767	$339,906	$1,220,597	$1,303,207

Average shares outstanding - diluted	139,632,368	139,968,027	140,435,195	139,571,550

Earnings per share - diluted	$2.44	$1.20	$5.89	$5.63
FFO per common share - diluted	$1.93	$2.38	$8.45	$9.18
Core FFO per common share - diluted	$2.02	$2.43	$8.69	$9.34

(1) Amounts for 2020 include the write-off of $7,264 for a development opportunity in New York City, with a projected Total Capital Cost of $688,000, that the Company no longer expects is probable.
(2) Aggregate impact of (i) Gain on for-sale condominiums and (ii) For-sale condominium marketing, operating and administrative costs, is a net expense of $1,611 for Q4 2020 and a net gain of $2,551 for full year 2020, and an expense of $1,286 and $3,812 for Q4 and full year 2019, respectively.
(3) Represents the imputed carry cost of the for-sale residential condominiums at The Park Loggia. The Company computes this adjustment by multiplying the Total Capital Cost of completed and unsold for-sale residential condominiums by the Company's weighted average unsecured debt effective interest rate.
(4) Amounts for 2019 include $2,237 in legal settlement proceeds related to a construction defect at a community, and amount for full year 2019 also includes $3,126 in legal settlement proceeds related to a former development opportunity.
(5) The benefit for Q4 and full year 2020 relates to tax losses generated through taxable REIT subsidiaries ("TRS") as well as provisions of the Coronavirus Aid, Relief, and Economic Security Act. Amount for full year 2019 consists of $5,782 related to GAAP to tax basis differences at The Park Loggia development and $7,221 related to the other activity the Company undertook in our TRS, including the disposition of two wholly-owned operating communities and deferred tax obligations related to the Company's sustainability initiatives.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.25%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Interest Coverage is calculated by the Company as Core EBITDAre, divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended December 31, 2020 is as follows (dollars in thousands):

TABLE 3

Core EBITDAre	$337,908

Interest expense, net	$51,589

Interest Coverage	6.6 times

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Trends in Market Rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Net Debt-to-Core EBITDAre is calculated by the Company as total debt (secured and unsecured notes and the Company's variable rate unsecured credit facility) that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized fourth quarter 2020 Core EBITDAre, as adjusted. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

TABLE 4

Total debt principal (1)	$7,629,814
Cash and cash in escrow	(313,532)
Net debt	$7,316,282

Core EBITDAre	$337,908

Core EBITDAre, annualized	$1,351,632

Net Debt-to-Core EBITDAre	5.4 times

(1) Balance at December 31, 2020 excludes $10,380 of debt discount and $37,615 of deferred financing costs as reflected in unsecured notes, net, and $14,478 of debt discount and $3,004 of deferred financing costs as reflected in notes payable on the Condensed Consolidated Balance Sheets.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, expensed transaction, development and other pursuit costs, net of recoveries, interest expense, net, loss (gain) on extinguishment of debt, net, general and administrative expense, joint venture (income) loss, depreciation expense, corporate income tax expense (benefit), casualty and impairment loss (gain), net, gain on sale of communities, (gain) loss on other real estate transactions, net for-sale condominium activity and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

TABLE 5
	Q4	Q4	Q3	Q2	Q1	Full Year	Full Year
	2020	2019	2020	2020	2020	2020	2019
Net income	$341,114	$167,671	$147,717	$170,869	$168,006	$827,706	$786,103
Indirect operating expenses, net of corporate income	27,400	20,073	23,837	23,407	22,799	97,443	83,008
Expensed transaction, development and other pursuit costs, net of recoveries	8,110	2,428	567	388	3,334	12,399	4,991
Interest expense, net	51,589	54,190	53,249	53,399	55,914	214,151	203,585
(Gain) loss on extinguishment of debt, net	—	—	(105)	268	9,170	9,333	602
General and administrative expense	13,465	12,602	13,985	15,573	17,320	60,343	58,042
Joint venture loss (income)	348	(7,872)	(5,083)	(512)	(1,175)	(6,422)	(8,652)
Depreciation expense	177,823	171,364	175,348	176,249	177,911	707,331	661,578
Income tax (benefit) expense	(2,178)	1,825	(27)	(1,133)	91	(3,247)	13,003
Gain on sale of communities	(249,106)	(256)	(31,607)	(35,295)	(24,436)	(340,444)	(166,105)
Gain on other real estate transactions	(112)	(65)	(129)	(156)	(43)	(440)	(439)
Net for-sale condominium activity	1,611	1,286	646	(1,348)	(3,460)	(2,551)	3,812
NOI from real estate assets sold or held for sale	(5,242)	(9,399)	(7,069)	(7,599)	(8,502)	(28,412)	(45,354)
NOI	$364,822	$413,847	$371,329	$394,110	$416,929	$1,547,190	$1,594,174

Established:
New England	$45,595	$52,076	$46,358	$50,125	$50,976	$193,053	$202,812
Metro NY/NJ	73,443	83,244	73,797	75,964	82,204	305,408	327,356
Mid-Atlantic	56,177	64,712	56,190	60,041	64,655	237,063	250,142
Pacific NW	17,051	20,687	18,578	19,626	20,838	76,093	82,186
No. California	62,245	76,875	67,530	75,408	77,829	283,012	305,450
So. California	70,719	82,324	71,125	74,601	82,455	298,900	321,776
Expansion Markets	3,372	3,401	3,015	3,561	3,428	13,376	13,578
Total Established	328,602	383,319	336,593	359,326	382,385	1,406,905	1,503,300
Other Stabilized	22,602	22,724	22,834	23,108	23,496	92,040	74,814
Development/Redevelopment	13,618	7,804	11,902	11,676	11,048	48,245	16,060
NOI	$364,822	$413,847	$371,329	$394,110	$416,929	$1,547,190	$1,594,174

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

TABLE 6
	Q4	Q4	Q3	Q2	Q1	Full Year	Full Year
	2020	2019	2020	2020	2020	2020	2019

Revenue from real estate assets sold or held for sale	$8,445	$14,385	$11,459	$11,919	$13,127	$44,951	$73,168
Operating expenses from real estate assets sold or held for sale	(3,203)	(4,986)	(4,390)	(4,320)	(4,625)	(16,539)	(27,814)
NOI from real estate assets sold or held for sale	$5,242	$9,399	$7,069	$7,599	$8,502	$28,412	$45,354

Other Stabilized Communities are completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2020, or which were acquired subsequent to January 1, 2019. Other Stabilized Communities excludes communities that are conducting or are probable to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the first quarter 2021 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

TABLE 7
	Low Range	High Range
Projected EPS (diluted) - Q1 2021	$0.91	$1.01
Depreciation (real estate related)	1.26	1.30
Gain on sale of communities	(0.36)	(0.40)
Projected FFO per share (diluted) - Q1 2021	1.81	1.91

Adjustments related to residential for-sale condominiums at The Park Loggia (1)	0.02	0.02
Executive transition costs	0.02	0.02
Projected Core FFO per share (diluted) - Q1 2021	$1.85	$1.95

(1) See the full release for additional detail.

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development Communities do not include property management fee expense. Projected gross potential for Development Communities and dispositions is generally based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost ("Weighted Average Initial Projected Stabilized Yield") is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Redevelopment Communities are consolidated communities where substantial redevelopment is in progress or is probable to begin during the current year. Redevelopment is considered substantial when (i) capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and (ii) physical occupancy is below or is expected to be below 90% during or as a result of the redevelopment activity. Redevelopment Communities include one community containing 344 apartment homes that are currently under active redevelopment as of December 31, 2020.

Rental Revenue with Residential Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical residential concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Residential Concessions on a Cash Basis allows an investor to understand the historical trend in residential cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Residential Concessions on a Cash Basis is as follows (dollars in thousands):

TABLE 8
	Q4	Q4	Full Year	Full Year
	2020	2019	2020	2019
Rental revenue (GAAP basis)	$485,735	$531,456	$2,026,719	$2,104,521
Residential concessions amortized	10,139	375	18,117	2,153
Residential concessions granted	(19,466)	(451)	(46,638)	(1,522)

Rental Revenue with Residential Concessions
on a Cash Basis	$476,408	$531,380	$1,998,198	$2,105,152

% change -- GAAP revenue		(8.6)%		(3.7)%

% change -- cash revenue		(10.3)%		(5.1)%

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 90% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. Total Capital Cost also includes costs incurred related to first generation commercial tenants, such as tenant improvements and leasing commissions. For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unconsolidated Development Communities are communities that are either currently under construction, or were under construction and were completed during the current year, in which we have an indirect ownership interest through our investment interest in an unconsolidated joint venture. These communities may be partially or fully complete and operating.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured notes payable as of December 31, 2020 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the year ended December 31, 2020 is as follows (dollars in thousands):

TABLE 9
Full Year 2020
NOI
NOI for Established Communities	$1,406,905
NOI for Other Stabilized Communities	92,040
NOI for Development/Redevelopment Communities	48,245
NOI from real estate assets sold or held for sale	28,412
Total NOI generated by real estate assets	1,575,602
NOI on encumbered assets	94,775
NOI on unencumbered assets	$1,480,827

Unencumbered NOI	94%